     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 29, 1994


                                                       REGISTRATION NO. 33-53877
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------


                 ENRON CORP.                          ENRON CAPITAL RESOURCES, L.P.
          (EXACT NAME OF REGISTRANT                     (EXACT NAME OF REGISTRANT
         AS SPECIFIED IN ITS CHARTER)                  AS SPECIFIED IN ITS CHARTER)
                   DELAWARE                                      DELAWARE
       (STATE OR OTHER JURISDICTION OF               (STATE OR OTHER JURISDICTION OF
        INCORPORATION OR ORGANIZATION)                INCORPORATION OR ORGANIZATION)
                  47-0255140                                    76-0438160
     (I.R.S. EMPLOYER IDENTIFICATION NO.)          (I.R.S. EMPLOYER IDENTIFICATION NO.)
         JAMES V. DERRICK, JR., ESQ.                 C/O JAMES V. DERRICK, JR., ESQ.
                 ENRON CORP.                                   ENRON CORP.
  SENIOR VICE PRESIDENT AND GENERAL COUNSEL     SENIOR VICE PRESIDENT AND GENERAL COUNSEL
   1400 SMITH STREET, HOUSTON, TEXAS 77002       1400 SMITH STREET, HOUSTON, TEXAS 77002
                (713) 853-6161                                 713-853-6161
        (ADDRESS, INCLUDING ZIP CODE,                 (ADDRESS, INCLUDING ZIP CODE,
  AND TELEPHONE NUMBER, INCLUDING AREA CODE,    AND TELEPHONE NUMBER, INCLUDING AREA CODE,
 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES   OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES
            AND AGENT FOR SERVICE)                        AND AGENT FOR SERVICE)


                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


    PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO $100,000,000 OF SECURITIES REGISTERED ON FORM S-3, REGISTRATION NO. 33-43324, WHICH WAS DECLARED EFFECTIVE ON FEBRUARY 26, 1992, AND $286,250,000 OF SECURITIES REGISTERED ON FORM S-3, REGISTRATION NO. 33-50641, WHICH WAS DECLARED EFFECTIVE ON OCTOBER 25, 1993 (THE "PREVIOUSLY REGISTERED SECURITIES"). THIS REGISTRATION STATEMENT CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 3 TO REGISTRATION STATEMENT NO. 33-43324 AND POST-EFFECTIVE AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 33-50641, PURSUANT TO WHICH THE TOTAL AMOUNT OF UNSOLD PREVIOUSLY REGISTERED SECURITIES REGISTERED ON REGISTRATION STATEMENT NOS. 33-43324 AND 33-50641, WITHOUT LIMITATION AS TO CLASS OF SECURITIES, MAY BE OFFERED AND SOLD AS DEBT SECURITIES, WARRANTS TO PURCHASE DEBT SECURITIES, WARRANTS TO PURCHASE COMMON STOCK, ENRON CORP. SECOND PREFERRED STOCK, ENRON CORP. DEPOSITARY SHARES, ENRON CAPITAL RESOURCES, L.P. PREFERRED SECURITIES AND ENRON CORP. BACKUP UNDERTAKINGS WITH RESPECT TO ENRON CAPITAL RESOURCES, L.P. PREFERRED SECURITIES, TOGETHER WITH THE SECURITIES REGISTERED HEREUNDER, THROUGH THE USE OF THE COMBINED PROSPECTUS INCLUDED HEREIN. IN THE EVENT SUCH PREVIOUSLY REGISTERED SECURITIES ARE OFFERED AND SOLD PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE AMOUNT OF SUCH PREVIOUSLY REGISTERED SECURITIES SO SOLD WILL NOT BE INCLUDED IN ANY PROSPECTUS HEREUNDER.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JUNE 29, 1994


PROSPECTUS

                                ENRON CORP LOGO

                                DEBT SECURITIES
                             SECOND PREFERRED STOCK
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                      WARRANTS TO PURCHASE DEBT SECURITIES
                            ------------------------
    Enron Corp. ("Enron") may offer from time to time (i) secured or unsecured debt securities ("Debt Securities") consisting of debentures, notes or other secured or unsecured evidences of indebtedness in one or more series, (ii) shares of second preferred stock, par value $1.00 per share ("Second Preferred Stock"), in one or more series, which may be represented by depositary shares ("Depositary Shares") evidenced by depositary receipts, (iii) warrants to purchase Debt Securities ("Debt Warrants") and Debt Securities issuable upon exercise of Debt Warrants, or (iv) any combination of the foregoing, at an aggregate initial public offering price not to exceed $600,000,000, at prices and on terms to be determined at or prior to the time of sale. In addition, Enron or certain selling stockholders (the "Selling Stockholders") may offer from time to time up to 7.5 million shares of Enron common stock, par value $.10 per share ("Common Stock"), at prices and on terms to be determined at or prior to the time of sale. Enron may offer from time to time warrants to purchase up to 7.5 million shares of Common Stock ("Stock Warrants") and Common Stock issuable upon exercise of Stock Warrants, at prices and on terms to be determined at or prior to the time of sale.

    Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, (ii) in the case of Second Preferred Stock, the designation, number of shares or fractional interests therein, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any listing on a securities exchange and (iii) in the case of Common Stock, whether the seller thereof is Enron or one or more Selling Stockholders. If shares of Second Preferred Stock are to be represented by Depositary Shares, the Prospectus Supplement will set forth the fraction of a share of such Second Preferred Stock represented by one Depositary Share. With regard to Stock Warrants and Debt Warrants, if any, the Prospectus Supplement will contain a description of the Common Stock and Debt Securities, respectively, for which each warrant is exercisable and the offering price, if any, exercise price, duration, detachability, call provisions, and other principal terms of the warrants.


    As part of the Offered Securities, Enron Capital Resources, L.P. ("Enron Capital Resources"), a Delaware limited partnership of which Enron is the general partner, may also offer from time to time limited partner interests designated as preferred securities, preferred units or preferred shares or having such other designation as Enron shall establish ("Preferred Securities"). The Preferred Securities may be offered in one or more series, at an aggregate initial public offering price not to exceed $600,000,000 at the time of sale. In connection therewith, Enron may offer back-up undertakings ("Backup Undertakings") with respect to the Preferred Securities, as described in this Prospectus under "Enron Capital Resources, L.P." Enron Capital Resources exists solely for purposes of issuing Preferred Securities and lending the net proceeds thereof to Enron. If Enron fails to make interest payments on the loans, Enron Capital Resources will have insufficient funds to make distributions to holders of Preferred Securities. The terms of the Backup Undertakings, the rights of holders of Preferred Securities to cause acceleration of the loans and other rights of the holders of Preferred Securities will be set forth in the related Prospectus Supplement. The term "Offered Securities" as used herein shall also refer to such Preferred Securities and any related Backup Undertakings. Any issue of Preferred Securities and related Backup Undertakings shall correspondingly reduce the amount of other Offered Securities available for offer and sale hereunder.


    Enron and/or Enron Capital Resources may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution". If any agents of Enron and/or Enron Capital Resources or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
             The date of this Prospectus is                , 1994.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR ENRON CAPITAL RESOURCES. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION


     Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Enron's Common Stock and Cumulative Second Preferred Convertible Stock are listed on the New York and Midwest Stock Exchanges, and Enron's Common Stock is also listed on the Pacific Stock Exchange. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.


     This Prospectus constitutes a part of Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Enron and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to any of the Registration Statements or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.


     No separate financial statements of Enron Capital Resources have been included herein. Enron and Enron Capital Resources do not consider that such financial statements would be material to holders of Preferred Securities of Enron Capital Resources because Enron Capital Resources is a newly organized special purpose entity, has no operating history and no independent operations and is not engaged in, and does not propose to engage in, any activity other than the issuance of its securities and the lending of the proceeds thereof to Enron. See "Enron Capital Resources, L.P." Enron Capital Resources is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act. Enron is the general partner of Enron Capital Resources, and a wholly owned subsidiary of Enron is its organizational limited partner. All of the general and limited partner interests in Enron Capital Resources are beneficially owned by Enron or its wholly owned subsidiary, and upon the sale of Preferred Securities, the wholly owned subsidiary will withdraw as a limited partner so that thereafter all of such limited partner interests will be owned by holders of Preferred Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by Enron (File No. 1-3423) pursuant to Section 13(a) of the Exchange Act are incorporated herein by reference as of their respective dates:

          (a) Annual Report on Form 10-K for the year ended December 31, 1993;
     and

          (b) Quarterly Report on Form 10-Q for the quarter ended March 31,
     1994.

     Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                            BUSINESS OF ENRON CORP.

     Enron Corp. ("Enron"), a Delaware corporation organized in 1930, is an integrated natural gas company with headquarters in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the gathering, transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 44,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of natural gas-fired power plants in the United States and internationally; and the non-price regulated purchasing and marketing of long-term energy related commitments.


     INTERSTATE PIPELINES. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron). Northern, Transwestern and Florida Gas are interstate pipelines and are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market; and Florida Gas, the State of Florida. In addition, Enron holds a 13% interest in Northern Border Partners, L.P. and operates the Northern Border Pipeline system, which transports gas from Western Canada to delivery points in the midwestern United States. Also, Enron has a 15% interest in Enron Liquids Pipeline, L.P., which is engaged in pipeline transportation of natural gas liquids, refined petroleum products and carbon dioxide and is operated by a wholly owned subsidiary of Enron.


     GAS SERVICES. Enron Gas Services Corp. and its affiliated companies ("EGS") purchase natural gas, gas liquids and power through a variety of contractual arrangements, including both short and long term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements, and market these energy products to local distribution companies, electric utilities, cogenerators and both commercial and industrial end-users. EGS also provides price risk management services in connection with natural gas, gas liquids and power transactions through both physical delivery and financial arrangements.

     EGS offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. EGS's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. EGS provides these services through a variety of financial instruments, including forward contracts, swap agreements, options and other contractual commitments.

     GAS PROCESSING. Certain Enron subsidiaries are engaged domestically in the extraction of natural gas liquids ("NGLs") (ethane, propane, normal butane and isobutane and natural gasoline). NGLs are typically extracted from natural gas in liquid form under low temperature and high pressure conditions. Ethane, propane, normal butane, isobutane and natural gasoline are used as feedstocks for petrochemical plants in the production of plastics, synthetic rubber and other products. Normal butane and natural gasoline are used by refineries in the blending of motor gasoline. Isobutane is used in the alkylation process to enhance the octane content of motor gasoline and is also used in the production of MTBE, which is used to produce cleaner burning motor gasoline. Propane is used as fuel for home heating and cooking, crop drying and industrial facilities and as an engine fuel for vehicles, and ethane is used as a feedstock for synthetic fuels production.

     INTERNATIONAL GAS AND POWER SERVICES. Enron's international activities principally involve the development, acquisition, promotion and operation of natural gas and power projects and the marketing of natural gas liquids. As is the case in the United States, Enron's emphasis is on businesses in which natural gas or its components play a significant role. Development projects are focused on power plants, gas processing and terminaling facilities and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of ownership interests and operation of power plants in England, Germany, Guatemala and the Philippines; a 3,800-mile pipeline system in southern Argentina; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids worldwide.

     EXPLORATION AND PRODUCTION. Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). Enron currently owns 80% of the outstanding common stock of EOG. EOG is one of the largest independent (non-integrated) oil and gas companies in the United States in terms of domestic proved reserves. EOG is engaged in the exploration for, and development and production of, natural gas and crude oil reserves primarily in major producing basins in the United States and, to a lesser extent, in Canada, Trinidad and selected other international areas. At December 31, 1993, EOG had estimated net proved natural gas reserves of 1,772 billion cubic feet and estimated net proved crude oil, condensate and natural gas liquids reserves of 20.9 million barrels, and at such date, approximately 78% of EOG's proved reserves (on a natural gas equivalent basis) was located in the United States, 16% in Canada and 6% in Trinidad.

     Enron, a Delaware corporation, has its principal executive offices at 1400 Smith Street, Houston, Texas 77002, and its telephone number is 713-853-6161.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities will be added to Enron's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes.

                  RATIOS OF ENRON'S EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                               THREE
                                               MONTHS
                                               ENDED
                                               MARCH             YEAR ENDED DECEMBER 31,
                                               31,       ----------------------------------------
                                               1994      1993     1992     1991     1990     1989
                                               ----      ----     ----     ----     ----     ----
Ratio of Earnings to Fixed Charges..........   3.19      1.98     1.74     1.66     1.58     1.70
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends.................   3.05      1.88     1.64     1.54     1.47     1.57

     The ratios of earnings to fixed charges and earnings to fixed charges and preferred stock dividends are based on continuing operations. "Earnings" represent the aggregate of (a) the pre-tax income of Enron and its majority owned subsidiaries, (b) Enron's share of pre-tax income of its 50% owned companies, (c) any income actually received from less than 50% owned companies, and (d) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense and that portion of rentals considered to be representative of the interest factor. "Fixed Charges and Preferred Stock Dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Enron.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.


     The Offered Debt Securities will be secured or unsecured obligations of Enron. Any such unsecured obligations will be issued under an Indenture (the "Indenture") between Enron and Harris Trust and Savings Bank, as Trustee (the "Trustee"), dated as of November 1, 1985. The following statements are summaries of certain provisions contained in the Indenture, the form of which is filed as an exhibit to the Registration Statements of which this Prospectus is a part. Reference is hereby made to the Indenture for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Wherever reference is made in the following statements to a particular section of the Indenture, such section shall be deemed to be incorporated in such statements as a part thereof. If Offered Debt Securities will be secured obligations of Enron, they will be issued under a separate indenture, which will be described in the Prospectus Supplement relating to such Offered Debt Securities.


GENERAL


     The Indenture does not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness of Enron (the "Indenture Securities") which may be issued thereunder from time to time in one or more series by Enron, and Enron may in the future issue additional Indenture Securities (in addition to the Offered Debt Securities) under the Indenture. At April 30, 1994, an aggregate of $1,043,000,000 principal amount of Indenture Securities of Enron was issued and outstanding under the Indenture. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt
Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal of the Offered Debt Securities is payable; (iv) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of Enron, if Enron is to have that option; (vii) the obligation, if any, and the option, if any, of Enron to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option; (viii) any trustees, paying agents, transfer agents or registrars with respect to Offered Debt Securities; and (ix) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture). (Section 301.)


     Enron will maintain in each place specified by it for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Enron in respect of the Offered Debt Securities of that series and the Indenture may be served.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but Enron may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto. (Section 305.)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Special federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. (Section 101.)

LIMITATIONS ON MORTGAGES AND LIENS

     The Indenture provides that so long as any of the Indenture Securities issued under the Indenture (including the Offered Debt Securities) are outstanding, Enron will not, and will not permit any Subsidiary (as defined in the Indenture and herein) to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any Subsidiary, any mortgage, pledge or other lien upon, any Principal Property (as defined in the Indenture and herein) at any time owned by it, to secure any indebtedness (as defined in the Indenture), unless effective provision is made whereby outstanding Indenture Securities (including the Offered Debt Securities) will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of: (a) mortgages, pledges, liens or encumbrances on any property held or used by Enron or a Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures; (b) mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a Subsidiary; (c) mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a Subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon; (d) mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (i) exist prior to the time the Acquired Entity becomes a Subsidiary or (ii) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than Enron or any other Subsidiary; (e) pledges of current assets, in the ordinary course of business, to secure current liabilities; (f) deposits to secure public or statutory obligations; (g) liens to secure indebtedness other than Funded Debt (as defined in the Indenture and herein); (h) mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment; (i) mortgages, pledges, liens or encumbrances created or assumed by Enron or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a Subsidiary; (j) pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a

Subsidiary of goods or merchandise to customers; or (k) certain other liens or encumbrances. (Section 1007.)

     Notwithstanding the foregoing, Enron or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holders of at least 50% in principal amount of the outstanding Indenture Securities under the Indenture (including the Offered Debt Securities) may waive compliance by Enron with the covenant contained in Section 1007 of the Indenture (and certain other covenants of Enron). (Section 1009.)

     The Indenture defines the term "Subsidiary" to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more Subsidiaries or by Enron and one or more Subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its Subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline. (Section 101.)

     The term "indebtedness", as applied to Enron or any Subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any Subsidiary does not include (i) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (ii) any amount representing capitalized lease obligations; (iii) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any Subsidiary; (iv) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (v) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     The term "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (i) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (ii) advances for construction and security deposits received by such corporation in the ordinary course of business. (Section 101.)

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the Indenture Securities issued under the Indenture, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of such Indenture Securities. While such limitations on mortgages and liens do provide protection to the holders of the Indenture Securities, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its Subsidiaries being encumbered without equally and ratably securing the Indenture Securities issued under the Indenture. Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the Indenture and herein) to secure any "indebtedness" (as defined in the Indenture and herein), unless effective provision is made whereby outstanding Securities will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the Indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the Indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the Indenture and herein) is not subject to the mortgage and lien limitations contained in the Indenture.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that, with the consent of the holders of not less than 50% in principal amount of all outstanding Indenture Securities (including, where applicable, the Offered Debt Securities) affected thereby, Enron and the Trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Indenture Securities under the Indenture. Notwithstanding the foregoing, the consent of the holder of each outstanding Indenture Security affected thereby will be required to: (a) change the Stated Maturity (as defined in the Indenture) of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any Place of Payment (as defined in the Indenture) where, or change the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date, as defined in the Indenture); (b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver provided for in the Indenture; or (c) with certain exceptions, modify any of the provisions of the sections of the Indenture which concern waivers of past defaults, waivers of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent, or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. The Indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Indenture Securities of any other series. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     Under the Indenture, the term "Event of Default" with respect to any series of Indenture Securities, means any one of the following events which shall have occurred and is continuing: (a) default in the payment of any interest upon any Indenture Security of that series when it becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Indenture Securities, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Indenture Security of that series at its maturity; (c) default in the performance, or breach, of any covenant or warranty of Enron in the Indenture (other than a covenant or warranty a default in the performance of which or the breach of which is otherwise specifically dealt with in the Indenture or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than that series), and continuance of such default or breach for 60 days after there has been given to Enron by the Trustee, or to Enron and the Trustee by the holders of at least 25% in principal amount of all outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or (d) certain events involving Enron in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

     If an Event of Default described in clause (a) or (b) in the foregoing paragraph has occurred and is continuing with respect to Indenture Securities of any series, the Indenture provides that the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. (Section 502.)

     A default under other indebtedness of Enron is not an Event of Default under the Indenture, and an Event of Default under one series of Indenture Securities will not necessarily be an Event of Default under another series.

     At any time after such a declaration of acceleration with respect to Indenture Securities of any series (or of all series, as the case may be) has been made and before judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a) or (b) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default), and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (b) in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

     The holders of not less than a majority in principal amount of the Indenture Securities of any series at the time outstanding are empowered under the terms of the Indenture, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512.)

     The Indenture further provides that no holder of an Indenture Security of any series may enforce the Indenture except in the case of failure by the Trustee to act for 60 days after notice of a continuing Event of Default with respect to the Indenture Securities of that series and after request by the holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series and the offer to the Trustee of reasonable indemnity, but this provision will not prevent a holder of any Indenture Security from enforcing the payment of the principal of, and interest on, such holder's Indenture Security. (Sections 507 and 508.)

     The Indenture requires that Enron deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate, stating whether to the best knowledge of the signers thereof Enron is in default in the performance and observance of certain of the terms of the Indenture and, if so, specifying each such default and the nature and status thereof of which the signers may have knowledge. (Section 1008.)

DISCHARGE OF INDENTURE

     With certain exceptions, Enron may discharge its obligations under the Indenture with respect to any series of Indenture Securities by (i) paying or causing to be paid the principal of (and premium, if any) and interest on all the Indenture Securities of such series outstanding, as and when the same shall become due and payable; (ii) delivering to the Trustee all outstanding Indenture Securities of such series for cancellation; or (iii) entering into an agreement in form and substance satisfactory to Enron and the Trustee providing for the creation of an escrow fund and depositing in trust with the Trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times as will be sufficient to pay at the Stated Maturity or Redemption Date all such Indenture Securities of such series not previously delivered to the Trustee for cancellation, including principal (and premium, if any) and interest to the Stated Maturity or Redemption Date. (Section 401.)

     The Indenture defines "Eligible Obligations" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 101.)

     For federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Indenture Securities by the deposit of cash, Eligible Obligations or U.S. Government Obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Indenture Securities of that series for either (i) an issue of obligations of the defeasance trust or (ii) a direct interest in the cash and/or Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust. If the defeasance were so characterized, then a holder of an Indenture Security of the series defeased would be: (i) required to recognize gain or loss (which would be capital gain or loss if the Indenture Securities were held as a capital asset) at the time of the defeasance as if the Indenture Security had been sold at such time for an amount equal to the amount of cash and the fair market value of the Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust; (ii) required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and
(iii) subject to the market discount provisions of the Internal Revenue Code as they may pertain to such defeasance trust obligations or such securities. As a result, a holder of an Indenture Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash therefrom. Prospective investors are urged to consult their own advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than federal income tax law.

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture. Such bank also acts as a depository of funds for, makes loans to, and performs other services for, Enron in the normal course of business, including acting as trustee under other indentures of Enron.

     The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest", as therein defined. (Section 608.) The Indenture also contains certain limitations on the right of the Trustee, as a creditor of Enron, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. (Section 613.)

                              SELLING STOCKHOLDERS


     The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling Stockholder and the maximum number of shares which may be offered hereby by such Selling Stockholder as of the date hereof.


                                                                     NUMBER OF
                                                                      SHARES        NUMBER OF
                                                                     BENEFICIALLY    SHARES
                        SELLING STOCKHOLDER                          OWNED(1)        OFFERED
- -------------------------------------------------------------------  ---------      ---------
Enron Corp. Flexible Equity Trust..................................  7,500,000         (2)
Enron Corp. Savings Plan...........................................  7,277,011         (2)

- ---------------

(1) Amounts shown reflect record ownership. The Enron Corp. Flexible Equity Trust and the Enron Corp. Savings Plan have been established in connection with Enron's employee benefit programs.

(2) The aggregate number of shares of Common Stock to be offered hereby by the Selling Stockholders and Enron shall not exceed 7.5 million shares.

                    DESCRIPTION OF ENRON CORP. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK


     At June 15, 1994, the authorized capital stock of Enron was 616,500,000 shares, consisting of:


          (a) 1,500,000 shares of Preferred Stock, par value $100 per share (the "Preferred Stock"), of which no shares were outstanding;


          (b) 5,000,000 shares of Second Preferred Stock, par value $1 per share (the "Second Preferred Stock"), of which 1,417,183 shares of Cumulative Second Preferred Convertible Stock (the "Convertible Preferred Stock") were outstanding;


          (c) 10,000,000 shares of Preference Stock, par value $1 per share (the "Preference Stock"), of which no shares were outstanding; and


          (d) 600,000,000 shares of Common Stock, par value $.10 per share (the "Common Stock"), of which 251,139,993 shares were outstanding.


     In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Enron is empowered, without approval of the stockholders, to cause the Preferred Stock, Second Preferred Stock and Preference Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. Among the specific matters that may be determined by the Board of Directors are: the annual rate of dividends; the redemption price, if any; the terms of a sinking or purchase fund, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of Enron; conversion rights, if any; and voting powers, if any, in addition to those described below. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the Restated Certificate of Incorporation of Enron, as amended (the "Restated Certificate of Incorporation").

     No holders of any class of Enron's capital stock are entitled to preemptive rights.

SECOND PREFERRED STOCK

     The following is a general description of the terms of the Second Preferred Stock of Enron. The particular terms of any series of Second Preferred Stock offered hereby ("Offered Second Preferred Stock") will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the Offered Second Preferred Stock of each series will be fixed or designated pursuant to a certificate of designations adopted by the Board of Directors or a duly authorized committee thereof. The description of Second Preferred Stock set forth below and the description of the terms of a particular series of Offered Second Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series.

     The Offered Second Preferred Stock shall rank on a parity with the Convertible Preferred Stock, but in all respects, regardless of series, the Offered Second Preferred Stock shall rank in preference to the Common Stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. Upon issuance against full payment of the purchase price therefor, shares of Offered Second Preferred Stock will be fully paid and nonassessable.

     DIVIDENDS. Holders of Offered Second Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of Enron out of any funds legally available for that purpose, dividends in cash at such respective rates, payable on such dates in each year and in respect of such dividend periods, as stated in Enron's Restated Certificate of Incorporation or the certificate of designations for such series of Offered Second Preferred Stock, before any dividends may be declared or paid or set apart for payment upon the Common Stock or any other class of stock ranking junior to such series of Offered

Second Preferred Stock. No dividend may be declared or paid on any series of Offered Second Preferred Stock unless at the same time a dividend in like proportion to the respectively designated dividend amounts shall be declared or paid on each other series of Preferred Stock then issued and outstanding ranking prior to or on a parity with such particular series with respect to the payment of dividends. Dividends on Offered Second Preferred Stock may be either cumulative or non-cumulative.

     The annual rate of dividends payable on shares of the Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Common Stock into which one share of Convertible Preferred Stock is convertible (currently 13.652 shares). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Common Stock and will rank equally with the dividend rights on the Offered Second Preferred Stock.

     LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of Enron, whether voluntary or involuntary, holders of Offered Second Preferred Stock of each series (if any shares thereof are then issued and outstanding) will be entitled to payment of the applicable liquidation price or prices plus accrued dividends, out of the available assets of Enron, in preference to the holders of the Common Stock or any other class of stock ranking junior to such series of Offered Second Preferred Stock upon liquidation, dissolution or winding up. Enron's Restated Certificate of Incorporation provides that the sale, conveyance, exchange or transfer of all or a part of the property or assets of Enron or a consolidation or merger of Enron with one or more corporations shall not be deemed to be a liquidation, dissolution or winding up of Enron.

     The amount payable on shares of the Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100.00 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Convertible Preferred Stock will rank equally with the liquidation rights of Offered Second Preferred Stock.

     REDEMPTION AND CONVERSION. Each series of Offered Second Preferred Stock will be subject to redemption, if applicable, on such terms, at such prices and on such dates as may be set forth in the applicable certificate of designations. The Offered Second Preferred Stock will not be convertible.

     The Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100.00 per share, together with accrued dividends to the date of distribution or payment. Each share of Convertible Preferred Stock is convertible into 13.652 shares of Common Stock at any time at the option of the holder.


     VOTING RIGHTS. The holders of the Second Preferred Stock (including the Offered Second Preferred Stock) have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Enron's Restated Certificate of Incorporation and the certificates of designations creating the various series of such stock. Enron's Restated Certificate of Incorporation provides that the vote or consent of the holders of at least a majority of the then outstanding shares of Second Preferred Stock (including the Offered Second Preferred Stock), irrespective of series, is required to effect (a) any change in the Restated Certificate of Incorporation or bylaws which affects adversely the voting powers, rights or preferences of the Second Preferred Stock (if only certain series are affected, separate votes by the series affected are required); (b) the authorization or creation of, or increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to the Second Preferred Stock; (c) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets; (d) the purchase or redemption of less than all of the Second Preferred Stock unless the full dividend on all shares of Second Preferred Stock has been paid or declared and a sum sufficient for payment thereof set apart; (e) the increase of the authorized amount of Second Preferred Stock or the authorization or creation of or the increase in the authorized amount of any stock of any class, or any security convertible into stock of any class, ranking on a parity with the Second Preferred Stock; (f) any merger or consolidation of Enron, except under certain conditions. Further, in the event dividend payments on the Second Preferred Stock shall be in default in an amount equivalent to six full quarterly dividends, then the holders of Second Preferred Stock, voting separately as a class, shall be entitled to elect two directors of Enron until such time as such dividends shall have been paid or funds sufficient therefor deposited in trust.


     Holders of Convertible Preferred Stock are entitled to vote together with the Common Stock on all matters submitted to a vote of Enron stockholders, with each share of Convertible Preferred Stock having a number of votes equal to the number of shares of Common Stock into which one share of Convertible Preferred Stock is convertible (currently 13.652 shares).

     Voting rights of the holders of the Convertible Preferred Stock and Common Stock are, and the voting rights of the Offered Second Preferred Stock will be, non-cumulative.

OTHER PREFERRED STOCK

     The holders of the Preferred Stock and Preference Stock, when and if issued, will have no voting rights except as specifically required by statute and except for certain voting rights specifically provided in Enron's Restated Certificate of Incorporation and the certificates of designations creating the various series of such classes of stock. In general, a vote of at least two-thirds of a class, voting as a class, will be required to effect (a) any change in the Restated Certificate of Incorporation or bylaws which affects adversely the voting powers, rights or preferences of such class (if only certain series are affected, separate votes by the series affected are required); (b) the authorization or creation of, or the increase in the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking prior to such class; (c) the voluntary dissolution, liquidation or winding up of the affairs of Enron or the sale, lease or conveyance by Enron of all or substantially all of its property or assets; or
(d) the purchase or redemption of less than all of the shares of such class unless the full dividend on all such shares has been paid or declared and a sum sufficient for payment thereof set apart. In addition, the vote of a majority of a class, voting as a class, is required (i) to increase the authorized amount of such class, or to authorize or create or to increase the authorized amount of, any stock of any class, or any security convertible into stock of any class, ranking on a parity with such class; or (ii) to approve mergers or consolidations, except under certain conditions. Further, in the event dividends payable on any such class shall be in default in an amount equivalent to six full quarterly dividends, then the holders of such class, voting separately as a class, shall be entitled to elect two directors of Enron until such time as such dividends shall have been paid or funds sufficient therefor deposited in trust.

COMMON STOCK

     So long as any shares of Preferred Stock, Second Preferred Stock or Preference Stock shall be outstanding, no dividends, whether in cash or property, shall be paid or declared, nor shall any distribution be made, on the Common Stock, nor shall any shares of any Common Stock be purchased, redeemed or otherwise acquired for value by Enron, nor shall Enron permit any distribution to be made on any Common Stock or shares of Common Stock purchased, redeemed or otherwise acquired by any subsidiary, unless all dividends on the Preferred Stock, Second Preferred Stock and Preference Stock of all series for all past quarterly dividend periods and for the then current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set apart, and unless Enron shall not be in arrears with respect to any sinking fund requirement for any such shares. The foregoing provisions shall not, however, apply to a dividend payable in Common Stock or the acquisition of shares of Common Stock in exchange for or through application of the proceeds of the sale of shares of Common Stock.

     Subject to the prior rights of the Preferred Stock, the Second Preferred Stock and the Preference Stock, the shares of Common Stock of Enron: (a) are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefor; (b) are entitled to one vote per share; (c) have no preemptive or conversion rights; (d) are not subject to, or entitled to the benefits of, any redemption or sinking fund provision; and (e) are entitled upon liquidation to receive the assets of Enron remaining after the payment of corporate debts and the satisfaction of the liquidation preferences of the Preferred Stock, Second Preferred Stock and Preference Stock.

CERTAIN OTHER PROVISIONS OF ENRON'S RESTATED CERTIFICATE OF INCORPORATION

     The Restated Certificate of Incorporation of Enron limits the liability of directors of Enron (in their capacity as directors but not in their capacity as officers) to Enron or its stockholders to the fullest extent permitted by Delaware law. Specifically, directors of Enron will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Enron or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.


     Enron's Restated Certificate of Incorporation contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the related person or (c) certain "fair price" and procedural requirements are satisfied. Enron's Restated Certificate of Incorporation defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. Continuing Director is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's stockholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a stockholder of Enron).


GENERAL


     The foregoing statements are summaries of certain provisions contained in the Restated Certificate of Incorporation of Enron, the form of which is filed as an exhibit to the Registration Statements of which this Prospectus is a part. They do not purport to be complete statements of all the terms and provisions of the Restated Certificate of Incorporation, and reference is hereby made to the Restated Certificate of Incorporation for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Whenever reference has been made to the Restated Certificate of Incorporation, such Restated Certificate of Incorporation shall be deemed to be incorporated in such statements as a part thereof, and such statements are qualified in their entirety by such reference.


     The transfer agent and registrar of the Convertible Preferred Stock and the Common Stock is First Chicago Trust Company of New York.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Enron may, at its option, elect to offer fractional interests in the Offered Second Preferred Stock. In the event such option is exercised, Enron will offer depositary shares ("Depositary Shares"), each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Second Preferred Stock) of a share of a particular series of Offered Second Preferred Stock as described below.

     The Offered Second Preferred Stock of any series represented by Depositary Shares will be deposited under a deposit agreement (the "Deposit Agreement") between Enron and a bank or trust company selected by Enron having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each registered holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Second Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Second Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).


     The Depositary Shares will be evidenced by depositary receipts ("Depositary Receipts") issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional interests in Offered Second Preferred Stock in accordance with the terms of the offering set forth in the applicable Prospectus Supplement. A copy of the form of Deposit Agreement is filed as an exhibit to the Registration Statements of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibit.


DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all dividends or other cash distributions received in respect of the Offered Second Preferred Stock to the record holders of Depositary Shares relating to such Offered Second Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash or rights, preferences or privileges upon the Offered Second Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Enron, sell such securities or property and distribute the net proceeds from such sale to such holders or adopt such other method as it deems equitable and practicable for effecting such distribution.

WITHDRAWAL OF THE OFFERED SECOND PREFERRED STOCK


     Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Offered Second Preferred Stock or Depositary Shares have previously been called for redemption), and upon payment of the charges provided in the Deposit Agreement and subject to the terms hereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order the number of whole shares of Offered Second Preferred Stock and any money or other property represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Offered Second Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Offered Second Preferred Stock thus withdrawn, and any subsequent holders of those shares, will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor.

REDEMPTION OF DEPOSITARY SHARES

     Upon redemption of Offered Second Preferred Stock represented by Depositary Shares, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Offered Second Preferred Stock so redeemed, provided Enron shall have paid in full to the Depositary the redemption price of the Offered Second Preferred Stock to be redeemed (which redemption price shall include an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption). The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Offered Second Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by Enron.

VOTING OF THE OFFERED SECOND PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Offered Second Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Offered Second Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Offered Second Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Offered Second Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Enron will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Offered Second Preferred Stock (but, at its discretion, not from appearing at any meeting with respect to such Offered Second Preferred Stock) to the extent it does not receive specific instructions from the holders of Depositary Shares representing Offered Second Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Enron and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

     The Deposit Agreement may be terminated by Enron upon not less than 60 days' notice, whereupon the Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Offered Second Preferred Stock represented by such Depositary Receipts. The Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed, or (ii) there has been a final distribution in respect of the Offered Second Preferred Stock in connection with any liquidation, dissolution or winding up of Enron and such distribution has been made to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

     Enron will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements. Enron will pay the fees and expenses of the Depositary in connection with the performance of its duties under the Deposit Agreement, to the extent specified in the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges.

MISCELLANEOUS

     Enron will forward to holders of Depositary Shares any reports and communications that it sends to holders of Offered Second Preferred Stock.

     Neither the Depositary nor Enron will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of Enron and the Depositary under the Deposit Agreement will be limited to performing their duties thereunder without negligence or willful misconduct, and Enron and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any Offered Second Preferred Stock unless satisfactory indemnity is furnished. Enron and the Depositary may rely on advice of counsel or accountants, on information provided by holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Enron, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from Enron.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Enron notice of its election to do so, and Enron may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000.

                DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

     The following statements with respect to the Stock Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by Enron and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), and having the terms described in the Prospectus Supplement relating thereto.

GENERAL

     The Stock Warrants, evidenced by warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. If Stock Warrants are offered, the Prospectus Supplement will describe the terms of the warrants, including the following: (1) the offering price, if any; (2) the number of shares of Common Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (3) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; and
(4) any other terms of the Stock Warrants. The shares of Common Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

     Stock Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant Certificate signed by the warrantholder, or his duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the Stock Warrants evidenced by the certificate. Surrendered Stock Warrant Certificates shall be accompanied by payment of the aggregate exercise price of the Stock Warrants to be exercised, as set forth in the Prospectus Supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised Stock Warrants shall be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock.

Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock purchased. If fewer than all of the Stock Warrants evidenced by any certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant Certificate representing the unexercised Stock Warrants.

ANTIDILUTION PROVISIONS

     The exercise price payable and the number of shares of Common Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Enron's Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of Common Stock; or (3) any distribution by Enron to the holders of its Common Stock of evidences of indebtedness of Enron or of assets (excluding cash dividends or distributions payable out of consolidated earnings and earned surplus and dividends or distributions referred to in (1) above). In lieu of adjusting the number of shares of Common Stock purchasable upon exercise of each Stock Warrant, Enron may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Enron may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but Enron will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of the property of Enron as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant upon exercise thereof shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock for which such Stock Warrant was exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

     Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of Enron or any other matter or to exercise any rights whatsoever as stockholders of Enron.

              DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

     The following statements with respect to the Debt Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement (the "Debt Warrant Agreement") to be entered into by Enron and a warrant agent to be selected at the time of issue (the "Debt Warrant Agent"), and having the terms described in the Prospectus Supplement relating thereto.

GENERAL

     The Debt Warrants, evidenced by warrant certificates (the "Debt Warrant Certificates"), may be issued under the Debt Warrant Agreement independently or together with any Offered Debt Securities and may be attached to or separate from such Offered Debt Securities. If Debt Warrants are offered, the Prospectus Supplement will describe the terms of the warrants, including the following: (1) the offering price, if any; (2) the designation, aggregate principal amount and terms of the Debt Securities purchasable upon exercise of the warrants; (3) if applicable, the designation and terms of the Debt Securities with which the Debt Warrants are issued and the number of warrants issued with each such Debt Security; (4) if applicable, the date on and after which the Debt Warrants and the related Debt Securities will be separately transferable; (5) the principal amount of Debt Securities purchasable upon exercise of one Debt Warrant and the price at which such principal amount of Debt Securities may be purchased upon exercise; (6) the date on which the right to exercise the Debt Warrants shall commence and the date on which such right shall expire; (7) federal income tax consequences; (8) whether the warrants represented by the Debt Warrant Certificates will be issued in registered or bearer form; and (9) any other terms of the Debt Warrants.

     Debt Warrant Certificates may be exchanged for new Debt Warrant Certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the Debt Warrant Agent, which will be listed in the Prospectus Supplement relating thereto, or at such other office as may be set forth therein. Warrantholders will not have any of the rights of holders of Debt Securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an Indenture and the series of Debt Securities issuable upon exercise of the Debt Warrants) and will not be entitled to payments of principal of and interest, if any, on the Debt Securities.

EXERCISE OF DEBT WARRANTS

     Debt Warrants may be exercised by surrendering the Debt Warrant Certificate at the corporate trust office of the Debt Warrant Agent, with the form of election to purchase on the reverse side of the Debt Warrant Certificate properly completed and executed, and by payment in full of the exercise price, as set forth in the Prospectus Supplement relating thereto. Upon the exercise of Debt Warrants, the Debt Warrant Agent will, as soon as practicable, deliver the Debt Securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the Debt Warrants evidenced by the warrant certificate are exercised, a new Debt Warrant Certificate will be issued for the remaining amount of Debt Warrants.

                         ENRON CAPITAL RESOURCES, L.P.
GENERAL


     Enron Capital Resources is a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act (the "Delaware Act"). Enron is the general partner of Enron Capital Resources (the "General Partner"), and a wholly owned subsidiary of Enron is its organizational limited partner. All of the general and limited partner interests in Enron Capital Resources are beneficially owned by Enron or its wholly owned subsidiary, and upon sale of the Preferred Securities the wholly owned subsidiary will withdraw as a limited partner so that thereafter all of such interests will be owned by holders of Preferred Securities. Enron Capital Resources' executive offices are located at 1400 Smith Street, Houston, Texas 77002, and its telephone number is (713) 853-6161. All of the business and affairs of Enron Capital Resources are conducted by Enron, as General Partner. Enron Capital Resources exists solely for the purpose of issuing limited partner interests designated as Preferred Securities and lending the net proceeds thereof to Enron.



PREFERRED SECURITIES



     Enron Capital Resources may from time to time issue limited partner interests designated as Preferred Securities, in one or more series, having terms described in the Prospectus Supplement relating thereto. The Preferred Securities may be designated as preferred securities, preferred units or preferred shares, or may have such other designation as Enron shall establish, as described in the Prospectus Supplement relating thereto. Under Enron Capital Resources' agreement of limited partnership (the "Partnership Agreement"), Enron, as General Partner, may establish the terms of each series of Preferred Securities, including distribution, redemption, voting and liquidation rights and such other preferred, deferred or other special rights or such restrictions, as Enron may determine, such terms to be set forth in the related Prospectus Supplement. Upon the first issuance of Preferred Securities, the wholly owned subsidiary of Enron that serves as organizational limited partner will withdraw as a limited partner, and thereafter holders of Preferred Securities will be the only limited partners of Enron Capital Resources. The Preferred Securities of Enron Capital Resources offered hereby will be guaranteed by Enron to the limited extent set forth below under "Guarantee" and may also be entitled to the benefits of certain undertakings of Enron as described below under "Backup Undertakings". Any special federal income tax, accounting and other considerations applicable to any offering of Preferred Securities and related Backup Undertakings will be described in the Prospectus Supplement relating thereto.


GUARANTEE


     Enron will irrevocably and unconditionally agree (the "Guarantee"), to the extent set forth herein, to pay in full, to the holders of Preferred Securities of any series, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim which Enron Capital Resources may have or assert. The Guarantee will constitute a guarantee of payment and not of collection and may be enforced by holders of Preferred Securities directly against Enron. The following payments to the extent not paid by Enron Capital Resources (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated arrears and accruals of unpaid distributions which have been declared on the Preferred Securities of any series out of moneys legally available therefor, (ii) the redemption price including all accumulated arrears and accruals of unpaid distributions payable, out of moneys legally available therefor, with respect to any Preferred Securities of any series called for redemption, (iii) upon a liquidation of Enron Capital Resources, the lesser of (a) the aggregate of the liquidation preference and all accumulated arrears and accruals of unpaid distributions (whether or not declared) on the Preferred Securities of any series to the date of payment and (b) the amount of assets of Enron Capital Resources remaining available for distribution in liquidation to the holders of Preferred Securities of such series, and (iv) any additional amounts payable by Enron Capital Resources as described in the accompanying Prospectus Supplement. In addition, the Prospectus Supplement relating to a series of Preferred Securities will describe the rank of the Guarantee and any additional covenants or other terms of the Guarantee of Enron with respect to such series, including any additional amounts payable under the Guarantee with respect thereto.


BACKUP UNDERTAKINGS


     Enron will guarantee the payment of any liabilities incurred by Enron Capital Resources (other than obligations to holders of Preferred Shares) pursuant to an amendment to the Partnership Agreement or a separate agreement between Enron and Enron Capital Resources. Such agreement will be for the benefit of, and enforceable by, third parties to whom Enron Capital Resources owes such obligations.



     In connection with any series of Preferred Securities, Enron may enter into additional arrangements with Enron Capital Resources, including intercompany loan agreements and amendments to the Partnership Agreement, that operate directly or indirectly for the benefit of holders of the Preferred Securities. The Guarantee described above under "Guarantee", the agreement described in the previous paragraph and any such other arrangements are herein collectively referred to as "Backup Undertakings" of Enron and will be described in the Prospectus Supplement relating to any series of Preferred Securities to which they apply.


THE PARTNERSHIP AGREEMENT


     The following paragraphs are a summary of certain provisions of the Partnership Agreement. A copy of the Partnership Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. Any amendments to the Partnership Agreement, including those that relate to a series of Preferred Securities, will be described in the Prospectus Supplement relating to such series of Preferred Securities. Enron Capital Resources will provide to prospective investors a copy of the form of such agreement and any such amendment upon request at no charge. The following discussion is qualified in its entirety by reference to the Partnership Agreement as it may be amended.



     PURPOSE. The purpose of Enron Capital Resources under the Partnership Agreement is limited to issuing one or more series of Preferred Securities and loaning the net proceeds thereof to Enron. The

General Partner is authorized to perform all acts deemed necessary to carry out such purposes and to conduct the business of Enron Capital Resources.


     COMPENSATION TO GENERAL PARTNER. The Partnership Agreement provides that the General Partner is not entitled to receive any compensation for its services as general partner of Enron Capital Resources.


     AMENDMENT OF PARTNERSHIP AGREEMENT. The Partnership Agreement may be amended by the General Partner, except as otherwise described in a Prospectus Supplement relating to Preferred Securities.



     MEETINGS; VOTING. Holders of Preferred Securities who are record holders of Preferred Securities on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of holders of Preferred Securities and to act with respect to matters as to which approvals may be solicited. The General Partner does not anticipate that any meeting of holders of Preferred Securities will be called in the foreseeable future.



     LIMITED LIABILITY. Assuming that a holder of Preferred Securities does not participate in the control of the business of Enron Capital Resources, within the meaning of the Delaware Act, and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited generally to the amount of capital he is obligated to contribute to Enron Capital Resources in respect of his Preferred Securities plus his share of any undistributed profits and assets of Enron Capital Resources. Enron Capital Resources will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of holders of Preferred Securities. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which could not be ascertained from the partnership agreement.


     TERMINATION AND DISSOLUTION. Enron Capital Resources will continue until December 31, 2084, unless sooner terminated pursuant to the Partnership Agreement. Enron Capital Resources will be dissolved in certain events, including upon (i) the election of the General Partner to dissolve Enron Capital Resources, if approved by the holders of at least a majority of the voting power of the Preferred Shares, (ii) the bankruptcy or dissolution of the General Partner or (iii) under certain circumstances, withdrawal or removal of the General Partner.

                              PLAN OF DISTRIBUTION

     Enron, Enron Capital Resources and/or the Selling Stockholders may sell the Offered Securities (i) through underwriters or dealers; (ii) directly to purchasers; (iii) through agents; or (iv) from time to time at prevailing market prices on the New York Stock Exchange, in the case of sales of Common Stock. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, the purchase price of the Offered Securities and the proceeds to Enron, Enron Capital Resources and/or the Selling Stockholders from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, Enron, Enron Capital Resources and/or the Selling Stockholders will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale.


     The Offered Securities may be sold directly by Enron, Enron Capital Resources and/or the Selling Stockholders or through agents designated by Enron, Enron Capital Resources and/or the Selling Stockholders from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Enron, Enron Capital Resources and/or the Selling Stockholders to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.



     Common Stock offered by Selling Stockholders may be sold from time to time on the New York Stock Exchange at prevailing market prices. The terms of any such sales will be described in the Prospectus Supplement, if any, relating thereto.


     If so indicated in the Prospectus Supplement, Enron, Enron Capital Resources and/or the Selling Stockholders will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Enron, Enron Capital Resources and/or the Selling Stockholders at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents, dealers and underwriters may be entitled under agreements with Enron, Enron Capital Resources and/or the Selling Stockholders to indemnification by Enron or Enron Capital Resources against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for Enron in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                             VALIDITY OF SECURITIES


     The validity of the Offered Securities will be passed upon for Enron and Enron Capital Resources by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.


                                    EXPERTS

     The consolidated financial statements and schedules included in Enron's Annual Report on Form 10-K for the year ended December 31, 1993, incorporated by reference in this Prospectus, have been audited by Arthur Andersen & Co., independent public accountants, as indicated in their reports with respect thereto. The consolidated financial statements and schedules referred to above and such reports have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1993, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

        Securities and Exchange Commission Registration Fee..............  $ 148,546
        Accounting Fees and Expenses.....................................     30,000
        Legal Fees and Expenses..........................................     50,000
        Transfer Agent's Fees and Expenses...............................     10,000
        Blue Sky Fees and Expenses, Including Counsel Fees...............     25,000
        Listing Fees.....................................................     20,000
        Printing and Engraving Expenses..................................    150,000
        Miscellaneous....................................................     16,454
                                                                           ---------
                  Total..................................................  $ 450,000
                                                                           =========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of Chapter 1 of Title 8 of the Delaware Code provides that every corporation created under the provisions thereof shall have the power to indemnify its directors, officers, employees and agents against certain liabilities.

     The Restated Certificate of Incorporation, as amended, of Enron contains the following provisions relating to indemnification of directors and officers:

          "1. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          2. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph
     (B) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of the proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

          (B) If a claim under paragraph 2(A) of this Article XVI is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          (C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

          (D) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law."

     Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

     The Partnership Agreement of Enron Capital Resources, L.P. contains the following provision relating to indemnification of directors and officers:

          "6.04 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify the General Partner, its Affiliates and their respective officers, directors, partners, employees and agents (each, an "Indemnified Person"), on request by the Indemnified Person, and hold each of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorney's fees) any of them may incur as a partner in the Company, in performing the obligations of the General Partner with respect to the Company or in exercising the rights of the General Partner, INCLUDING ANY MATTER ARISING OUT OF OR RESULTING FROM THE INDEMNIFIED PERSON'S OWN SIMPLE, FULL, PARTIAL OR CONCURRENT NEGLIGENCE, except for any such loss, cost, liability, damage or expense primarily attributable to the Indemnified Person's gross negligence, bad faith, fraud or breach of this Agreement."

ITEM 16. EXHIBITS


          *1        -- Form of Underwriting Agreement -- Debt Securities (Exhibit 1 to
                       Registration Statement No. 33-43324, filed October 21, 1991).
          *4(a)     -- Indenture dated as of November 1, 1985, between Enron and Harris Trust and Savings Bank (Form T-3 Application for Qualification of Indentures
                       under the Trust Indenture Act of 1939, File No. 22-14390, filed
                       October 24, 1985).
        **4(b)      -- Agreement of Limited Partnership of Enron Capital Resources, L.P.
          *4(c)     -- Restated Certificate of Incorporation of Enron, as amended (Exhibit
                       4(d) to Registration Statement No. 33-50641, filed October 15, 1993).
        **4(d)      -- Certificate of Correction to Enron Restated Certificate of
                       Incorporation, filed with the Secretary of State of the State of
                       Delaware on May 27, 1994.
        **4(e)      -- Certificate of Amendment to Enron Restated Certificate of
                       Incorporation, filed with the Secretary of State of the State of
                       Delaware on May 27, 1994.
          *4(f)     -- Bylaws of Enron (Exhibit 3.02 to Enron Form 10-K Annual Report for
                       1990, File No. 1-3423).
          *4(g)     -- Form of Deposit Agreement between Enron and the Depositary (Exhibit
                       4(f) to Registration Statement No. 33-50641, filed October 15, 1993).
        **5(a)      -- Opinion of James V. Derrick, Jr., Esq., Senior Vice President and
                       General Counsel of Enron as to validity of Debt Securities, Preferred
                       Stock, Common Stock, Debt Warrants, Stock Warrants and Backup
                       Undertakings of Enron and Preferred Shares of Enron Capital Resources,
                       L.P.
       **12         -- Computations of Ratios of Earnings to Fixed Charges and Preferred
                       Stock Dividends.
       **23(a)      -- Consent of Arthur Andersen & Co.
       **23(b)      -- Consent of DeGolyer and MacNaughton.
       **23(c)      -- The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5(a) hereto.
       **24         -- Powers of Attorney.
       **25         -- Form T-1 Statement of Eligibility under the Trust Indenture Act of
                       1939 of Harris Trust and Savings Bank.


- ---------------

*  Incorporated by reference as indicated.

** Previously filed.

ITEM 17. UNDERTAKINGS

     The undersigned Registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to each Registration Statement:

             (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of each Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statements;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statements or any material change to such information in the Registration Statements;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statements;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and


          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions described under Item 15 above, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENRON CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS, ON THE 27TH DAY OF JUNE, 1994.


                                          ENRON CORP.
                                          (Registrant)

                                          By:          KURT S. HUNEKE
                                                       Kurt S. Huneke
                                          Vice President, Finance and Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ENRON CAPITAL RESOURCES, L.P. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON AND STATE OF TEXAS, ON THE 27TH DAY OF JUNE, 1994.


                                          ENRON CAPITAL RESOURCES, L.P.
                                          (Registrant)

                                          By:  ENRON CORP., as
                                               General Partner

                                          By:          KURT S. HUNEKE
                                                       Kurt S. Huneke
                                          Vice President, Finance and Treasurer


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES WITH ENRON CORP. AND THE GENERAL PARTNER INDICATED AND ON THE 27TH DAY OF JUNE, 1994.


                  SIGNATURE                                         TITLE
- ---------------------------------------------   ---------------------------------------------

               KENNETH L. LAY                   Chairman of the Board, Chief Executive
              (Kenneth L. Lay)                  Officer and Director (Principal Executive
                                                Officer)

              JACK I. TOMPKINS                  Senior Vice President and Chief Information,
             (Jack I. Tompkins)                 Administrative and Accounting Officer
                                                (Principal Accounting Officer)

               KURT S. HUNEKE                   Vice President, Finance and Treasurer
              (Kurt S. Huneke)                  (Principal Financial Officer)

              ROBERT A. BELFER*                                   Director
             (Robert A. Belfer)

            NORMAN P. BLAKE, JR.*                                 Director
           (Norman P. Blake, Jr.)

                  SIGNATURE                                         TITLE
- ---------------------------------------------   ---------------------------------------------

               JOHN H. DUNCAN*                                    Director
              (John H. Duncan)

                 JOE H. FOY*                                      Director
                (Joe H. Foy)

               WENDY L. GRAMM*                                    Director
              (Wendy L. Gramm)

             ROBERT K. JAEDICKE*                                  Director
            (Robert K. Jaedicke)

              RICHARD D. KINDER*                      Director and President and Chief
             (Richard D. Kinder)                      Operating Officer

            CHARLES A. LEMAISTRE*                                 Director
           (Charles A. LeMaistre)

              JOHN A. URQUHART*                                   Director
             (John A. Urquhart)

              CHARLES E. WALKER*                                  Director
             (Charles E. Walker)

           HERBERT S. WINOKUR, JR.*                               Director
          (Herbert . Winokur, Jr.)

       *By:   PEGGY B. MENCHACA
              Peggy B. Menchaca
  (Attorney-in-fact for persons indicated)